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                                                                    Exhibit 23.2

                        INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form S-4 of The Boeing Company ("Boeing") with respect to shares of Common Stock, par value $5 per share, of Boeing (including the associated Preferred Stock Purchase Rights) of our report dated September 16, 1996 relating to the balance sheet of New Rockwell International Corporation and our reports dated July 31, 1996 relating to the consolidated financial statements of Rockwell International Corporation ("Rockwell") and the financial statements of the Aerospace and Defense business of Rockwell, all such reports appearing in the Proxy Statement-Prospectus, which is a part of this Registration Statement and to the reference to us under the heading "Experts" in such Proxy Statement-Prospectus.



/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
October 25, 1996